Exhibit 99.1

Bain Capital, KKR and Vornado Complete Acquisition of Toys ‘‘R’’ Us, Inc.

WAYNE, N.J.- July 21, 2005 - An investment group consisting of affiliates of Bain Capital Partners LLC, Kohlberg Kravis Roberts & Co. (KKR), and Vornado Realty Trust (NYSE: VNO - News) today announced the completion of the acquisition of Toys “R” Us, Inc. for $6.6 billion.

The acquisition includes all of the worldwide operations of Toys “R” Us, Inc., including the Toys “R” Us and Babies “R” Us businesses. With the completion of this transaction, each of the investors owns an equal stake in Toys “R” Us, Inc.

“Our new owners share the management team’s commitment to building on the many strengths of Toys “R” Us as the premier specialty retailer of toys, children’s and babies’ products in the world,” said Richard Markee, Interim Chief Executive Officer of Toys “R” Us, Inc. and President of Babies “R” Us. “We are continuing to enhance the strong partnerships with our vendors as Toys “R” Us stores worldwide get ready for the upcoming holiday season, and Babies “R” Us focuses on meeting all of the needs of new and expectant parents. With the help of our talented employees, we look forward to continuing to offer all of the guests in our stores, and the visitors to Toysrus.com and Babiesrus.com, the widest array of products available and a convenient shopping experience.”

About Toys “R” Us

Toys “R” Us is one of the leading specialty toy retailers in the world. Currently it sells merchandise through over 1,500 stores, including 677 toy stores in the U.S. and 620 international toy stores, including licensed and franchise stores as well as through its Internet sites at www.toysrus.com, www.imaginarium.com and www.sportsrus.com. Babies “R” Us is the largest baby product specialty store chain in the world and a leader in the juvenile industry, and sells merchandise through 220 stores in the U.S. as well as on the Internet at www.babiesrus.com.

About Bain Capital

Bain Capital (www.baincapital.com) is a global private investment firm that manages several pools of capital including private equity, high-yield assets, mezzanine capital, venture capital, and public equity with more than $26 billion in assets under management. Since its inception in 1984, Bain Capital has made private equity investments and add-on acquisitions in over 230 companies around the world, including such leading retailers and consumer companies as Staples, Domino’s Pizza, Burger King, and Dollarama. Headquartered in Boston, Bain Capital has offices in New York, London and Munich.

About KKR

KKR is one of the world’s oldest and most experienced private equity firms specializing in management buyouts, with offices in New York, Menlo Park, California and London. Over the past three decades, KKR has invested in 11 transactions in the retail sector in North America and Europe, representing over $17 billion of aggregate value, covering a broad range of channels including supermarkets, consumer drugstores, and specialty retail. For more information, visit www.kkr.com.

About Vornado

Headquartered in New York, Vornado Realty Trust (www.vno.com) is a fully integrated real estate company and one of the largest REITs in the nation, with an enterprise value of approximately $19 billion and owning and/or managing approximately 735 properties containing 87 million square feet. Vornado owns and operates office, retail, and showroom properties with a large concentration in the NY Metro area and in the Washington, DC and Northern Virginia area. Vornado has a long track record of investing in the retailing sector and currently owns 94 retail properties in seven states and Puerto Rico. Vornado also owns 33% of the common stock of Alexander’s, Inc., which owns a number of retail and mixed-use properties in New York.

Contact:

For Toys “R” Us

Susan McLaughlin/Beth Swanson, 973-617-5900

or

For Bain Capital

Stanton Crenshaw Communications

Alex Stanton, 212-780-1900

or

For KKR

Kekst and Company

Ruth Pachman/David Lilly, 212-521-4891/4878

or

For Vornado

Investors/Analysts: Joseph Macnow, 201-587-1000

Media: Kekst and Company — Roanne Kulakoff/

Wendi Kopsick, 212-521-4837/4867

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